Exhibit 99.2

Investigator Site Letter

To: All Cidara Investigator Sites

From: Corrina Pavetto, Senior Vice President, Clinical Development

Subject: Merck to Acquire Cidara Therapeutics

Today, Cidara, the Sponsor of the Phase 3 ANCHOR trial, announced that we have entered into a definitive agreement to be acquired by Merck. A press release announcing the news is available here Merck to Acquire Cidara Therapeutics, Inc., Diversifying Its Portfolio to Include Late-Phase Antiviral Agent.

We are grateful to you and your study site staff for your enthusiasm, commitment, and participation in the Phase 3 ANCHOR trial. Importantly, this will not impact the conduct or continuation of the ANCHOR trial. Your primary point of contact will continue to be the Parexel study management team. Our relationship with you remains unchanged for the time being, and we are as focused as ever on the success of the ANCHOR trial and advancing all other aspects of CD388’s development.

Until the transaction closes, which we expect in the first quarter of 2026, we will continue to operate as a separate, standalone business, and our operations will continue in the ordinary course of business. We will provide updates on the transition of the study Sponsor as they become available. In the meantime, if you have any questions about this news and would like to discuss further, please do not hesitate to reach out to me directly.

As always, thank you for your continued partnership and support. We are incredibly grateful to you for being a part of Cidara’s and CD388’s journey.

Sincerely,

Corrina Pavetto

Senior Vice President, Clinical Development

Additional Information about the Tender Offer Transactions and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Cidara. The solicitation and the offer to buy securities of Cidara will only be made pursuant to tender offer materials that Merck and its wholly owned acquisition subsidiary Caymus Purchaser, Inc. will file with the Securities and Exchange Commission (the “SEC”). The solicitation of the offer to buy shares of Cidara’s Common Stock and shares of Cidara’s Series A Preferred Stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related material that Merck intends to file with the SEC. Cidara will also file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase and the Solicitation/Recommendation Statement of Cidara on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov or from the information agent named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Cidara under the “Investors” section of Cidara’s website at www.cidara.com.

Investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Cidara on Schedule 14D-9 and any amendments thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the sale of Cidara and any statements relating to Cidara’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of November 13, 2025 by and among Cidara, Merck Sharp & Dohme LLC, and Caymus Purchaser, Inc. (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement, including the time and benefits thereof, and the possibility of any termination of the Merger Agreement, other statements that are not historical facts. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements because of risks associated with uncertainties which include, without limitation, risks related to the timing of the tender offer and the subsequent merger; whether sufficient stockholders of Cidara will tender their shares of Common Stock and Series A Preferred Stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; risks associated with acquisitions, such as the risk that the effects of disruption from the transactions of Cidara’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; as well as other risks related to Cidara’s businesses detailed in Cidara’s public filings with the SEC from time to time, including most recent Annual Reports on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The reader is cautioned not to unduly rely on these forward-looking statements. Cidara expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.